UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2007

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Settlement Agreement Entered into Between Ernst & Young LLP and Cendant Corporation

On December 21, 2007, Cendant Corporation (currently known as Avis Budget Group, Inc.) (“Cendant”) and other parties entered into a settlement agreement with Ernst & Young LLP (“Ernst & Young”) to settle all claims between the parties arising out of In Re Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.) (the “Securities Action”). Under the settlement agreement, Ernst & Young has agreed to pay an aggregate of $298.5 million to settle all claims between the parties.

After satisfying obligations to various parties, including the plaintiff class members in the Securities Action and in the PRIDES securities class action and certain officers and directors of HFS Incorporated, Cendant will receive approximately $128 million of net proceeds under the settlement agreement. Cendant is required to distribute all of those net proceeds to Realogy Corporation (“Realogy”) and Wyndham Worldwide Corporation (“Wyndham Worldwide”) in the following respective amounts: approximately $80 million (or 62.5% of such net amount) and approximately $48 million (or 37.5% of such net amount), in accordance with the terms of the Separation and Distribution Agreement dated as of July 27, 2006, among Cendant, Realogy, Wyndham Worldwide and Travelport (the “Separation Agreement”). Pursuant to the Separation Agreement, Realogy and Wyndham Worldwide approved the terms of, and authorized Cendant to execute, the settlement agreement.

Realogy currently expects to receive its proceeds from the settlement by year end 2007. As a result of the proceeds from this settlement as well as other improvements to working capital in the quarter, Realogy expects no funding to be outstanding under its $750 million revolver and to have a modest cash balance at year end 2007.

The settlement of this matter concludes all but one of the more than 70 cases that had been brought against Cendant and other defendants after the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC International, Inc. As previously disclosed, the Credentials matter remains outstanding.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: December 21, 2007

3